Exhibit 10.86
RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN
RBI PERFORMANCE AWARD AGREEMENT

Unless defined in this Performance Award Agreement (the “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Pursuant to the terms and conditions of Sections 8 and 10 of the Plan, you have been granted a Performance Award (the “Award”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference.
Performance Award:        Restricted Stock Units (the “Performance Units”) with respect to 750,000 Shares, as adjusted, up or down, to reflect the extent to which the Performance Targets have been achieved
Grant Date:        November ___, 2022
By accepting this Award of Performance Units and agreeing to this Award Agreement, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A, which constitutes part of this Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.
____________________________	By: ______________________________
Name: J. Patrick Doyle	Name: Jill Granat Title: General Counsel

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
EXHIBIT A

TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD
Definitions
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Achievement Price” means the Ending Price plus the dollar value as of the payment date of all dividends paid, declared or distributed from the Grant Date through the Ending Date, without regard to form.
“Additional Measurement Period” means the period beginning on [insert date that is the 4.5 year anniversary of the Grant Date] and ending on [insert date that is the 5.5 year anniversary of the Grant Date]
“Additional Earned Units” has the meaning set forth in the Section below entitled “Settlement of Earned Performance Units”.
“Beginning Price” means [insert the price at which shares were purchased under the SPA].
“Cause” means (i) a material breach by you of any of your obligations under any written Employment Agreement or consulting agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level that has caused or is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates or material and demonstrable injury to the business of the Company or any of its Affiliates or prospects that involve significant projects in process of the Company or any of its Affiliates ; (iii) your willful misconduct or gross negligence that has caused or is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates or material and demonstrable injury to the business of the Company or any of its Affiliates or prospects that involve significant projects in process of the Company or any of its Affiliates; (iv) your fraud or misappropriation of funds; or (v) your conviction of, or plea of guilty or nolo contendere to, a felony (excluding (I) any traffic violations other than those involving driving under the influence and/or vehicular homicide and (II) felonies based on vicarious liability involving actions or inactions of other persons or entities that are imputed to you due to your position with the Company), other serious crime involving fraud, or other serious crime of an extremely reckless, intentional, or vicious nature that is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, “Cause” shall not exist under sub-clauses (i), (ii), (iii) or (iv) hereunder unless you have first received written notice from the Company identifying in reasonable detail such violation or breach (such notice to be provided within ninety (90) calendar days after the Company’s initial discovery of such violation or breach) and, to the extent curable, you fail to cure such violation or breach to the Company’s reasonable satisfaction within thirty (30) calendar days after receiving such written notice. Termination of your Service under clauses (i) through (iv) shall be deemed not to be for Cause unless, prior to termination, you are given a reasonable opportunity, together with counsel, to be heard before the Board in good faith; provided, that, you shall not participate in such process in your capacity as a member of the Board.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any Affiliate for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Earned Performance Units” has the meaning set forth in the Section below entitled “Determination of Number of Earned Performance Units”.
“Employment Agreement” means the Offer Letter between Restaurant Brands International US Services LLC and you, dated November 15, 2022, or any written offer letter or employment agreement between you and the Company or any of its Affiliates, as such agreement may be modified or amended from time to time in accordance with the terms thereof.
“Employer” means your employer if you are an employee of the Company or any of its Affiliates; the Board of Directors of the Company if you are a member of the Board of Directors of the Company; the Company or any Affiliate that has entered into a consulting agreement with you; and/or any combination of the foregoing, if you are an employee or Consultant of the Company or any of its Affiliates and/or a member of the Board of Directors of the Company.
“Ending Date” means the last day of the period used to calculate the Ending Price.
“Ending Price” means the highest average VWAP for any consecutive thirty (30) trading day period during Initial Measurement Period or Additional Measurement Period, as applicable.
“Good Reason” means your voluntary resignation from the Company or any of its Affiliates after the occurrence of any of the following after the Grant Date without your consent: (i) a change in reporting structure such that you no longer report directly to the Board of Directors; (ii) a significant diminution by the Company in your authority, duties, or responsibilities, or any diminution in your position or title as the executive chairman of the Company; (iii) any material breach by the Company of this Agreement, your Employment Agreement, or any other Award Agreement between you and the Company or any Affiliate; (iv) the Company requiring you to be based at any office location that is more than fifty (50) miles farther from your primary work location as of the Commencement Date, except for business travel on behalf of the Company for bona fide business purposes; (v) you are not elected and appointed as Executive Chairman of the Board effective January 31, 2023; or (vi) you are not re-elected to the Board, other than due to your voluntary resignation, death or Disability or due to your being considered “overboarded” by the proxy advisory firms Institutional Shareholder Services or Glass Lewis; provided, however, that, in order for a resignation to constitute a resignation for “Good Reason”, (I) you shall give the Company written notice of your intention to resign with Good Reason within thirty (30) days after first learning of the occurrence of the circumstances that purportedly gave rise to Good Reason, which written notice shall describe such circumstances in reasonable detail, (II) the Company shall have a period of thirty (30) days following receipt of such written notice to cure such circumstances; and (III) if the Company fails or refuses to cure such circumstances, you must resign within sixty (60) days following the end of such cure period.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
“Immediate Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
“Initial Measurement Period” means the period beginning on [insert date that is the 2.5 year anniversary of the Grant Date] and ending on [insert date that is the day before the 5.5 year anniversary of the Grant Date].
“Measurement Period” means the Initial Measurement Period or Additional Measurement Period, as applicable.
“Percentage Earned” has the meaning set forth on Schedule 1 hereto.
“Performance Period” means the period beginning on Grant Date and ending on [insert the date that is the 5.5 year anniversary of the Grant Date], unless earlier terminated due to an Acquisition Event or otherwise in accordance with the terms and conditions of this Award Agreement.
“Performance Target” means the applicable target “Performance Level” for the Achievement Price stated on Schedule 1.
“Performance Units” means the restricted stock units granted pursuant to this Award.
“Permitted Transferee” means you, any of your Immediate Family Members, any trust where all the beneficiaries are any combination of you and/or any one or more of your Immediate Family Members (a “Permitted Trust”), or any entity where all the economic interests are held by any combination of you, any one or more of your Immediate Family Members, and/or any one or more Permitted Trusts, including, for the avoidance of doubt, any grantor retained annuity trust established by you as grantor and any revocable or irrevocable trust created by you; provided, that you (1) continue to have the voting and dispositive power over the Related Shares and (2) continue to report a direct or indirect interest in the Related Shares on your Form 4s following the Transfer..

“Related Shares” means the 500,000 Shares in the Company that you have directly or indirectly (including, without limitation, through a limited liability company owned and controlled by you) purchased pursuant to the Stock Purchase Agreement by and between RBI and you, dated as of November 15, 2022 (the “SPA”), and all Shares received by you upon settlement of the RSUs evidenced by that RSU Award Agreement between the Company and you, dated of even date herewith, less those sold or withheld by the Company or an Affiliate to pay applicable taxes due upon such settlement and/or upon your making an election under Code Section 83(b) in respect of such Shares, as applicable.
“Service” means the active performance of services for the Company or an Affiliate by you as an employee, a director or a consultant of the Company or an Affiliate. Notwithstanding the foregoing, if this Award is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of your “Service” for purposes of payment of this Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.
“Target Units” means the number of Performance Units with respect to the number of Shares reflected in this Agreement that you could receive if each of the

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
applicable Performance Target levels is achieved for the Performance Period at the “Target” level of performance (as specified on Schedule 1 hereto). The number of Target Units is set forth on the cover page of this Award Agreement.
“Vesting Date” means the earlier of (i) May __, 2028, or (ii) the date that your Service terminates by reason of death, if your death occurs prior to May __, 2026.
“VWAP” means the per share volume-weighted average price on the New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on the Bloomberg L.P. Screen for Shares in respect of the period 9:30 am to 4:00 pm (Eastern Time) for the applicable dates.
“Without Cause” means a termination of your Service by your Employer other than any such termination for Cause, or due to your death or Disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

Vesting.
The Earned Performance Units will vest and settle in accordance with the section below entitled, “Settlement of Earned Performance Units”, subject to (a) the Performance Level being not less than Threshold (as set forth on Schedule 1), (b) your continued Service through the Vesting Date, and (c) the Sections of this Award Agreement entitled “Determination of Number of Earned Performance Units”, “Termination”, and “Forfeiture of Unvested Performance Shares upon the Transfer of Related Shares”, in each case, except as expressly provided otherwise herein.
No Payment for Shares.
    No payment is required for Performance Units or Shares that you receive under this Award.
Nature of Award.

    This Award represents the opportunity to receive the number of Shares equal to the Earned Performance Units earned as provided for below under “Determination of Number of Earned Performance Units,” subject to the section above entitled “Vesting” and to the sections below entitled “Settlement of Earned Performance Units” and “Termination”.

Determination of Number of Earned Performance Units.

    The number of Performance Units earned (together with the shares of Restricted Stock delivered pursuant to this Award Agreement, if any, the “Earned Performance Units”), if any, will be based on the Percentage Earned, as set forth on Schedule 1 and will be subject to the Section of this Award Agreement entitled “Termination.”

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Forfeiture of Unvested Performance Units upon the Transfer of Related Shares.

If any of the Related Shares are Transferred (other than pursuant to the laws of descent and distribution, or to any Permitted Transferee with respect to the Related Shares) before the earliest of (a) November __, 2027, (b) a Change in Control, (c) the termination of your employment or Service Without Cause, (d) your resignation with Good Reason, or (e) the termination of your employment or Service due to your death or Disability, you will immediately forfeit all Performance Units and Restricted Stock that relate to this Award Agreement; provided that, in the event that any Related Shares are Transferred in violation of the foregoing through no fault or voluntary action of your own or any Permitted Transferee, you and/or the Permitted Transferee (as applicable) shall have 60 days (which period shall be extended to the extent there are fewer than five (5) trading days during a trading window within such 60 day period) to attempt to undo such Transfer or replace the Related Shares so Transferred to maintain 500,000 Shares in the Company, and the forfeiture described in this sentence shall not occur unless and until Participant and/or the Permitted Transferee (as applicable) fails to undo or replace such Transfer within the applicable period.

Settlement of Earned Performance Units.
The Company shall deliver to you that number of Shares equal to the aggregate number of Earned Performance Units for the Performance Period, if any, as determined in accordance with the section entitled “Determination of Number of Earned Performance Units” above, as set forth below, subject to the section entitled “Termination” below:

If at least the “Target” level of performance, as set forth in Schedule 1, is achieved during the Initial Measurement Period, the “Target” number of Shares (the “Target Shares”) shall be delivered to you as soon as practicable, but in no event later than 60 days, after the date on which the achievement of this performance level has been ascertained by the Company. The Target Shares shall be delivered to you as Restricted Stock; provided that a portion of such Restricted Stock, equal in value to the aggregate taxes payable by you as a result of your making an election under Code Section 83(b) in respect of the Restricted Stock, and calculated using the then-highest marginal personal tax rate applicable to you) shall have the restrictions immediately lapse. Except as expressly provided in the section entitled “Termination” hereof, all restrictions on the Restricted Stock shall lapse, and the Restricted Stock shall become nonforfeitable, upon the Vesting Date. If your Service with the Company terminates before the Vesting Date with Cause or without Good Reason, or if you Transfer (other than pursuant to the laws of descent and distribution, or as expressly permitted hereunder and/or by the documents governing the terms and conditions of the Related Shares) any of the Related Shares before the earliest of (a) November __, 2027, (b) a Change in Control, (c) the termination of your Service Without Cause, (d) your resignation with Good Reason, or (e) the termination of your Service due to your death or Disability, you will immediately forfeit all Shares of Restricted Stock that have been transferred to you pursuant to this Award Agreement.

Additionally, if, during the period that runs from May __, 2027 until the Vesting Date, performance at a level above “Target” has been achieved, the difference between the number of Shares payable to you pursuant to Schedule 1 for the achieved level of performance and the number of Shares delivered to you upon the attainment of the “Target” level of performance (the “Additional Earned Units”) shall be delivered to you as soon as practicable following the Vesting Date.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
You will have no rights of a shareholder with respect to the Shares until such Shares have been delivered to you. Notwithstanding the foregoing and subject to the terms, conditions and restrictions set forth in this Award Agreement, you shall have, all rights of a holder of Shares, including voting rights, with respect to any shares of Restricted Stock that have been delivered to you.

Adjustment for Certain Events.
    If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Award.
Acquisition Event
In the event of an Acquisition Event, the Committee shall determine in good faith the extent, if any, to which the Performance Target and the Performance Level have been achieved in accordance with Schedule 1, except that the Performance Period shall be deemed to have ended on the last day prior to the Acquisition Event.
Termination.
Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due to you. Notwithstanding anything in the Plan to the contrary, for the purposes of this Award Agreement, your Service will not be deemed to be terminated (a) in the event that you transfer your employment from the Company to any Affiliate or from an Affiliate to the Company or another Affiliate, as the case may be, (b) if at any time you are both an employee of the Company or any of its Affiliates and a member of the Board of Directors of the Company, unless both your Service as an employee and a board member are terminated, or (c) if, following your cessation of employment by the Company or any Affiliate and the cessation of your service on the Board, you continue to provide services to the Company or an Affiliate as a Consultant or other advisor, unless and until your services as a Consultant or other advisor, as applicable, are terminated.
If your Service terminates prior to the Vesting Date Without Cause, for Good Reason, or by reason of your death occurring on or after May, 2026 or Disability, and no Restricted Stock has been delivered to you pursuant to this Award Agreement prior to the date that your Service terminates, then you shall be vested on the Vesting Date in the number of Earned Performance Units, calculated as the number of Earned Performance Units determined in accordance with the section entitled “Determination of Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 18.18% on each of November __, 2023, November __, 2024, November __, 2025, November __, 2026, November __, 2027, respectively, and the remaining 9.17% on May __, 2028 (in each case, regardless of whether your Service terminates prior to or during the Measurement Period), and you shall be entitled to receive the number of Shares equal to the applicable percentage of the number of vested Earned Performance Units in accordance with the section entitled “Settlement of Earned Performance Units”. For example, if the number of Earned Performance Units (expressed as a percentage of Target Units) is 100%, and your Service terminates Without Cause on February 1, 2026, you would be entitled to receive 54.54% of the Target Units in

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
settlement of your Earned Performance Units. For the avoidance of doubt, if your Service terminates for any reason prior to November __, 2023, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due to you.
If your Service terminates prior to the Vesting Date Without Cause, for Good Reason, or by reason of your death occurring on or after May __, 2026 or Disability, and shares of Restricted Stock have been previously delivered to you pursuant to this Award Agreement, then you shall be vested on the Vesting Date in:
(a)the number of shares of Restricted Stock as if the Restricted Stock subject to this Award vested 18.18% on each of November __, 2023, November __, 2024, November __, 2025, November __, 2026, November __, 2027, respectively, and the remaining 9.17% on May __, 2028; and
(b)the number of Additional Earned Units, if any, as if the Additionally Earned Units subject to this Award vested 18.18% on each of November __, 2023, November __, 2024, November __, 2025, November __, 2026, November __, 2027, respectively, and the remaining 9.17% on May __, 2028.
If your Service terminates prior to May __, 2026, by reason of your death, and no Restricted Stock has been delivered to you pursuant to this Award Agreement prior to the date that your Service terminates, you shall become immediately vested on the date of such termination in the number of Earned Performance Units, calculated at the “Target” level of performance (as set forth in Schedule 1), as if the Earned Performance Units subject to this Award vested 18.18% on each of November __, 2023, November __, 2024, November __, 2025, November __, 2026, November __, 2027, respectively, and the remaining 9.17% on May __, 2028 (in each case, regardless of whether your Service terminates prior to or during the Measurement Period).
Except in the case of your death, your Service terminates on the date specified in the written notice of termination or notice of resignation, if applicable, or if no such notice, the day of cessation of Service as determined by the Committee in good faith. For greater clarity, the date of termination of your Service will not be extended by any payment in lieu of notice or severance mandated under local law, whether statutory, contractual or at common law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any.
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Award and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause or by you for Good Reason, your Earned Performance Units shall vest in full upon such termination. In such event, the number of your Earned Performance Units, and thus the number of Shares that you would be entitled to receive, shall be calculated in accordance with the sections entitled “Determination of Number of Earned Performance Units”, and “Settlement of Earned Performance Units”; provided, however, that if the Change in Control occurs prior to the expiration of the

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Measurement Period, then for purposes of determining the number of Shares to be delivered to you by reason of your termination, your Earned Performance Units shall be equal to the greater of the Target Units or the Earned Performance Units or deemed Earned Performance Units based on the Performance Level achieved in accordance with Schedule 1 (including, for the avoidance of doubt, achievement of a Performance Level in excess of “Target”, without regard as to whether such achievement was achieved during the Additional Measurement Period), except that the Performance Period shall be deemed to have ended at the date of any such termination of your Service. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Award and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
In the event that any Earned Performance Units (or any Performance Units that are deemed to be Earned Performance Units) become vested pursuant to the foregoing provisions upon termination of your Service Without Cause, with Good Reason, or by reason of your death or Disability, settlement of such Earned Performance Units or deemed Earned Performance Units shall be made on or as soon as practicable (but no later than 60 days) after the end of the Performance Period. Notwithstanding the foregoing, if your Performance Units constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code, and you are a “specified employee’ (as defined under Section 409A of the Code), then if and to the extent required to comply with Section 409A of the Code, settlement shall be delayed for the first 6 months following your separation from service (within the meaning of Section 409A), or if earlier the date of your death, and instead shall be made upon expiration of such delay period.
Taxes.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, government sponsored pension plan, unemployment insurance, fringe benefits tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. The Company shall sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, unless (i) you and the Company mutually agree that the Company will withhold the amount of Shares necessary to satisfy the Tax-Related Items, or (ii) you elect in your sole discretion to pay all withholding without the sale of Shares or withholding of Shares necessary to satisfy the Tax-Related Items.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
Filing of Section 83(b) Election.

               Within 30 days of any transfer of shares of Restricted Stock to you, you will file with the Internal Revenue Service and with the Company an election pursuant to section 83(b) of the Code to include in your taxable income for the year of the transfer the fair market value of the shares of Restricted Stock transferred to you. Any failure to timely file such election (including any extension provided by the Internal Revenue Service) will result in the Target Shares remaining Restricted Stock that shall vest and be delivered as otherwise provided in this Award Agreement.

Dividend Equivalents.
During the Performance Period, you shall be credited with additional Performance Units (based on the Target Units) with respect to the number of Shares having a Fair Market Value as of the applicable dividend payment date equal to the value of any dividends or other distributions that would have been distributed to you if each of the Shares to be delivered to you upon settlement of the Performance Units instead was an issued and outstanding Share owned by you (“Dividend Equivalents”). After the expiration of the Performance Period, the Target Units and the relevant accrued number of Dividend Equivalents shall be collectively adjusted based on the Percentage Earned and rounded to six decimal places. The additional Performance Units credited to you as Dividend Equivalents shall be subject to the same terms and conditions under this Award Agreement as the Performance Units to which they relate, and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as Performance Units to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.
Notwithstanding the foregoing, Dividend Equivalents will no longer accrue on any portion of the Performance Units that have been delivered to you in the form of Restricted Stock pursuant to this Award Agreement so long as you have timely made an election under Section 83(b) of the Code. If you have timely made an election under Section 83(b) of the Code, you will be entitled to receive payment of any dividends paid in the form of cash or property other than Shares with respect to the Restricted Stock, at the same time and in the same form as dividends are paid with respect to Shares owned by other shareholders of the Company; provided, however, that in the event any Restricted Stock is forfeited pursuant to this Award Agreement, you shall be required to immediately repay to the Company the value as of the date on which the dividend was paid, of any dividends you received with respect to those forfeited Restricted Stock, reduced by any federal, state or local taxes you paid with respect to those repaid

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
dividends. Any dividends paid with respect to Restricted Stock in the form of Shares shall be treated as Restricted Stock, subject to the same terms and conditions that apply pursuant to this Award Agreement with respect to the underlying Restricted Stock. If you have not timely made an election under Section 83(b) of the Code, then Dividend Equivalents will continue to accrue on the Restricted Stock in the form of additional Restricted Stock subject to the same terms and conditions under this Award Agreement as the Restricted Stock to which they relate and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as the Restricted Stock to which they relate.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Award on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, except as otherwise provided herein or in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Termination for Cause.
In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
In the event that, prior to the Vesting Date your Service is terminated for Cause, then the Company may require that you repay, and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon settlement of Performance Units on a net after-tax basis (not including, for the avoidance of doubt, the Fair Market Value of Shares sold or withheld to pay the applicable taxes due upon (i) settlement and (ii) making an election under Code Section 83(b) in respect of such Shares), together with the value as of the date on which the dividend was paid, of any dividends you received with respect to the Shares received following settlement of the Performance Units, reduced by any federal, state or local taxes you paid with respect to those repaid dividends. The Fair Market Value of any such Shares shall be determined as of the date on which the Performance Units were settled.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Company’s Right of Offset.
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and not causing a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee in good faith.
Acknowledgment of Nature of Award.
In accepting the grant of this Award, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, and it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)    the grant of this Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded in the past, whether or not repeatedly;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Award and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    if you receive Shares, the value of such Shares acquired upon settlement may increase or decrease in value; and
(h)    no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Units or Shares received upon settlement of Performance Units resulting from termination of your Service and you irrevocably release the Company, the Employer and their respective Affiliates from any such claim that may arise.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Securities Laws.
    By accepting this Award, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.
Data Privacy Notice and Consent.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, the Employer and/or other Affiliates may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Data will be transferred to Solium Capital or such other third party assisting in the implementation, administration and management of the Plan, that these recipients may be located in Canada, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside in the European Economic Area, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside in the European Economic Area, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Units or other awards or administer or maintain such awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
Limits on Transferability; Beneficiaries.
This Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, except that this Award may be Transferred to (i) one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee or (ii) a Permitted Transferee. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee in good faith, solely to the extent that such additional terms and/or conditions are not inconsistent with the terms and conditions of this Award Agreement.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may in good faith deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of Performance Units that are or would have been applicable to you.
Section 409A Compliance.
Neither the Plan, nor this Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Units to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award, provided that, no such revision or amendment that would adversely affect your rights hereunder may be made without your prior consent.
Notwithstanding the foregoing, the Company does not make any representation to you that the Performance Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.
    The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles of conflict of laws.
ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AWARD OR THE AWARD AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.
    By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you understand the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement, as long as the same are made in good faith and do not conflict with the terms of this Award Agreement.
Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Agreement Severable.
In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Language.
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the content of this Award Agreement and other Plan-related materials. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Non-U.S. Terms and Conditions.
    Notwithstanding any provision in this Award Agreement, if you relocate to a country outside the U.S., the special terms and conditions for such country will apply to you and be provided to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Such special terms and conditions constitute part of this Award Agreement.
Waiver.
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other Participant.

2848/80663-001 CURRENT/134184815v6

Exhibit 10.86
Schedule 1

The number of Performance Units that become Earned Units is determined based on the Company’s Achievement Price, as follows:

Performance Level	Achievement Price	Percentage Earned (% of Target Units)*
Below Threshold	<US$81.32	0%
Threshold	US$81.32	50%
Target	US$97.87	100%
Maximum	US$122.23	200%

*Achievement Price between listed Performance Levels will be based on linear interpolation to determine the Percentage Earned. The Percentage Earned shall be calculated rounded to six decimal places. Additionally, the Percentage Earned is subject to the Section of this Award Agreement entitled “Termination.”

DETERMINATION OF EARNED UNITS

The number of Earned Units equals the Percentage Earned based on the Achievement Price, multiplied by the number of Performance Units (including any Dividend Equivalents); provided that if the Percentage Earned is less than 50% then the number of Earned Units will be zero.

2848/80663-001 CURRENT/134184815v6